October 5, 2012

Dear Shareholders:

As the Chairman of Financial Institutions, Inc., I am writing this letter to inform you of recent corporate developments that we believe position the Company for its next phase of significant growth. These developments tie into an expansion of our banking operations and a leadership transition announced in August. Coincidentally, following our announcement and as this letter was being prepared, the share price of our common stock reached an 18-month high of over $19.00 per share. It seems that many investors share the perception of the Company’s Board of Directors that Financial Institutions is the strongest it has been in many years, perhaps in its history, and poised for continued prosperity.

The history of the Company is traced back to the Wyoming County Bank founded by Wolcott Humphrey. Since the Company’s founding, the Humphrey family has provided the Company with decades of leadership. The most recent family member, Peter Humphrey, who shepherded the Company for 35 years, retired as chief executive officer, which we announced on August 28. Over the years, what is now known as Five Star Bank has gone beyond anything Wolcott Humphrey could have imagined, with four generations of the Humphrey family in leadership roles.

Peter’s leadership through the turbulent 2000s and leveraging federal TARP benefits allowed us to emerge from those difficult times as a financial institution positioned for enhanced stability and growth. Most recently, we concluded key acquisitions of four former HSBC branches and four First Niagara branches. Even with his retirement, Peter will continue to serve as a member of our Board of Directors and as a significant shareholder of the Company.

As the Company’s Chairman since 2010 and a member of the Board of Directors since 2003, I am pleased to have been named interim CEO while we search for a permanent successor. We are initiating a national search, with the intent of identifying a pool of extremely strong candidates who will help us build on a 150-year tradition of serving the needs of our customers and the community. The search will involve both internal and external candidates, and is expected to take between six and nine months.

Our next CEO will be one that we believe can take us to the next level. Consistent with our overall management team, we seek proven leadership skills and knowledge of the Company’s targeted marketplace as critical success factors for the next permanent leader of the bank.  The ideal leader we seek will be capable of delivering on the strategic imperatives of further strengthening and growing Financial Institutions and our banking operations. In this regard, we view our staff and our technology to be key focal areas for long term success. There is no doubt that we have been growing, but while appreciating what we have accomplished, we have not lost sight on the direction we are headed. The future of this organization is in large part dependent upon the middle and senior members of our current management team. In fostering a culture that is supportive of career advancement, we announced the promotion of two deserving individuals in Richard Harrison as Chief Operating Officer and Martin Birmingham as President and Chief of Community Banking, with a combined 45 years of local banking experience, while demonstrating for the entire Company that we promote from within. After all, we are a community bank and our customer base is grounded in the relationship between our employees and the community.

These recent corporate developments are part of our process to position the Company to grow from the size we are today into a larger and more diversified organization. In fact, the management transition has energized our existing, highly capable team.  We have confidence in the team’s ability to capitalize on the Company’s positive outlook characterized by solid earnings, stable capitalization which allowed us to repay our TARP loans, and substantive organic growth and opportunistic acquisitions like the recently completed HSBC/First Niagara branch purchase.

One of the reasons we have so much confidence is that we possess a stable group of senior executives which has led the development of our current strategy and has a strong track record of successfully executing upon the Company’s underlying strategic objectives and business plans for the last several years.    Our focus remains on driving sustainable growth of new deposit and loan customers grounded by our proven risk management program as evidenced by the strong credit metrics of our existing loan portfolios.  It is our view that the Company’s intrinsic value will be enhanced through continued execution of this strategy as we improve upon our present market leadership in rural Western New York and expand our presence in nearby regional territories.

All the while, we are intent on maximizing shareholder returns, so we remain committed to our dividend. We believe that being a strong, diversified company that pays a healthy dividend is in the best interests of our shareholders, our customers, the communities we serve, and, in turn, our ability to attract the best executive talent. The most recent quarterly cash dividend declaration of $0.14 per outstanding common share (as well as a payment of $0.75 per share on Series A 3% preferred stock and $2.12 per share on series B-1 8.48% preferred stock) is payable on October 2 and represents a yield of approximately 3%. We believe our strong capital position, as well as our confidence in the opportunities for future growth, sets the foundation for continued dividends in support of enhancing shareholder returns beyond the impressive performance of our common shares. I should note that we have increased our quarterly cash dividend three times since the start of 2011, reflecting our desire to reward shareholders with increasing and highly competitive returns on their investment in the Company.

Furthermore, underscoring their confidence in the Company’s future prospects, several of our senior executives recently made open market purchases of our stock, as reported to the Securities & Exchange Commission, as the shares approached their highest level in nearly 18 months.

To maintain corporate transparency and effective communications with our shareholders, we are developing an e-mail notification list. If you are interested in joining our e-mail list, please contact Jordan Darrow, our investor relations representative at Darrow Associates at jdarrow@darrowir.com or 631-367-1866, and provide him with your e-mail address. We look forward to sending you press releases and other corporate news as we share the progress being made in pursuit of the next phase of significant growth for our Company.

Sincerely,

Jack Benjamin
Chairman and Interim Chief Executive Officer
Financial Institutions, Inc.